EXHIBIT 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of December 17, 2024, is by and among YK Bioventures Opportunities Fund I, L.P. (F/K/A YK Bioventures, LLC), YK Bioventures Opportunities GP I, LLC, Gary Yeung and Mitchell Kossar (the foregoing are collectively referred to herein as the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to the Common stock, par value $0.0001 per share of CERo Therapeutics Holdings, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

YK Bioventures Opportunities GP I, LLC

By:

/s/ Gary Yeung

Name:

Gary Yeung

Title:

Managing Partner

YK Bioventures Opportunities Fund I, L.P.

By YK Bioventures Opportunities GP I, LLC, its General Partner

By:

/s/ Gary Yeung

Name:

Gary Yeung

Title:

Managing Partner

/s/ Gary Yeung

Gary Yeung

/s/ Mitchell Kossar

Mitchell Kossar